STOCK PURCHASE AGREEMENT


                           Dated as of March 16, 1998


                                  By and Among


                        AMERICOMM DIRECT MARKETING, INC.,


                            CARDINAL MARKETING, INC.,


                     CARDINAL MARKETING OF NEW JERSEY, INC.


                                       and


                               THE STOCKHOLDERS OF
                          CARDINAL MARKETING, INC. AND
                     CARDINAL MARKETING OF NEW JERSEY, INC.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I      DEFINITIONS..................................................  2

ARTICLE II     PURCHASE OF STOCK............................................  7
       ss.2.1  Purchase of Stock............................................  7
       ss.2.2  Price   .....................................................  8
       ss.2.3  Working Capital Adjustment...................................  9
       ss.2.4  Purchase Price............................................... 13
       ss.2.5  Closing...................................................... 14

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY................ 14
       ss.3.   Representations and Warranties of the
                       Company.............................................. 14
       ss.3.1  Existence and Good Standing.................................. 14
       ss.3.2  Capital Stock................................................ 15
       ss.3.3  Authorization and Validity of this
                       Agreement............................................ 16
       ss.3.4  Subsidiaries and Investments................................. 16
       ss.3.5  Financial Statements; No Material Changes.................... 17
       ss.3.6  Books and Records............................................ 18
       ss.3.7  Title to Properties; Encumbrances............................ 18
       ss.3.8  Real Property................................................ 19
       ss.3.9  Intellectual Property........................................ 20
       ss.3.10  Leases ..................................................... 20
       ss.3.11  Material Contracts.......................................... 21
       ss.3.12  Consents and Approvals; No Violations....................... 23
       ss.3.13  Litigation.................................................. 24
       ss.3.14  Taxes  ..................................................... 24
       ss.3.15  Liabilities................................................. 28
       ss.3.16  Insurance................................................... 29
       ss.3.17  Compliance with Laws........................................ 29
       ss.3.18  Employment Relations........................................ 29
       ss.3.19  Employee Benefit Plans...................................... 30
       ss.3.20  Interests in Customers, Suppliers, etc...................... 38
       ss.3.21  Environmental Laws and Regulations.......................... 38
       ss.3.22  Bank Accounts, Powers of Attorney........................... 42
       ss.3.23  Compensation of Employees................................... 42
       ss.3.24  Conduct of Business......................................... 42
       ss.3.25  Customer Relations.......................................... 43
       ss.3.26  Condition of Assets......................................... 43
       ss.3.27  Broker's or Finder's Fees................................... 43

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE SELLER................. 44
       ss.4.   Representations and Warranties of the
                       Seller............................................... 44
       ss.4.1  Ownership of Stock........................................... 44
       ss.4.2  Authorization and Validity of Agreement...................... 44
       ss.4.3  Restrictive Documents........................................ 45
       ss.4.4  Broker's or Finder's Fees.................................... 45
       ss.4.5  Interests in Customers, Suppliers, etc....................... 46
       ss.4.6  Consents and Approvals; No Violations........................ 46

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF
                       THE PURCHASER........................................ 47
       ss.5.  Representations and Warranties of the Purchaser............... 47
       ss.5.1  Existence and Good Standing; Power and
                        Authority........................................... 47
       ss.5.2  Restrictive Documents........................................ 47
       ss.5.3  Purchase for Investment...................................... 48
       ss.5.4  Broker's or Finder's Fees.................................... 48
       ss.5.5  Consents and Approvals; No Violations........................ 48

ARTICLE VI     TRANSACTIONS PRIOR TO THE CLOSING DATE....................... 49
       ss.6.1  Conduct of Business of the Company........................... 49
       ss.6.2  Exclusive Dealing............................................ 51
       ss.6.3  Review of the Company........................................ 52
       ss.6.4  Reasonable Efforts........................................... 53
       ss.6.5  Monthly Financial Statements................................. 53

ARTICLE VII    CONDITIONS TO THE PURCHASER'S OBLIGATIONS.................... 54
       ss.7.  Conditions to the Purchaser's Obligations..................... 54
       ss.7.1  Opinions of Counsel.......................................... 54
       ss.7.2  Good Standing and Other Certificates......................... 54
       ss.7.3  No Material Adverse Change................................... 55
       ss.7.4  Truth of Representations and Warranties...................... 55
       ss.7.5  Performance of Agreements.................................... 56
       ss.7.6  No Litigation Threatened..................................... 56
       ss.7.7  Third Party Consents; Governmental Approvals................. 56
       ss.7.8  Resignations................................................. 56
       ss.7.9  Employment Agreements........................................ 56
       ss.7.10 FIRPTA....................................................... 57
       ss.7.11  Escrow Agreement............................................ 57
       ss.7.12  Non-Competition Agreements.................................. 57
       ss.7.13  Broker's or Finder's Fees................................... 58

ARTICLE VIII      CONDITIONS TO THE COMPANY'S AND THE
                       SELLERS' OBLIGATIONS................................. 59
       ss.8.   Conditions to the Company's and the
                       Sellers' Obligations................................. 59
       ss.8.1  Opinions of Counsel.......................................... 59
       ss.8.2  Truth of Representations and Warranties...................... 59
       ss.8.3  Third Party Consents; Governmental Approvals................. 59
       ss.8.4  Performance of Agreements.................................... 60
       ss.8.5  No Litigation Threatened..................................... 60
       ss.8.6  Employment Agreements........................................ 60
       ss.8.7  Non-Competition Agreements................................... 60

ARTICLE IX     TAX MATTERS.................................................. 61
       ss.9.1  Tax Returns.................................................. 61
       ss.9.2  Apportionment of Taxes....................................... 64
       ss.9.3  Controversies................................................ 65
       ss.9.4  Transfer Taxes............................................... 67
       ss.9.5  Amended Returns.............................................. 68
       ss.9.6  Indemnification.............................................. 68
       ss.9.7  Section 338 Election......................................... 70
       ss.9.8  Valuation and Allocation..................................... 71

ARTICLE X      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION................. 72
       ss.10.1  Survival of Representations................................. 72
       ss.10.2  Indemnification............................................. 72
       ss.10.3  Indemnification Procedure................................... 75

ARTICLE XI      TERMINATION................................................. 78
       ss.11.1  Termination................................................. 78
       ss.11.2  Effect of Termination....................................... 79

ARTICLE XII     MISCELLANEOUS............................................... 80
       ss.12.1  Knowledge of the Company.................................... 80
       ss.12.2  Expenses.................................................... 80
       ss.12.3  Governing Law............................................... 80
       ss.12.4  Captions.................................................... 80
       ss.12.5  Publicity................................................... 81
       ss.12.6  Notices..................................................... 81
       ss.12.7  Parties in Interest......................................... 82
       ss.12.8  Counterparts................................................ 82
       ss.12.9  Entire Agreement............................................ 82
       ss.12.10  Amendments................................................. 83
       ss.12.11  Severability............................................... 83
       ss.12.12  Third Party Beneficiaries.................................. 83
       ss.12.13  Jurisdiction............................................... 83

EXHIBITS

Exhibit A              Form of Opinion of Counsel to Company
Exhibit B              Form of Escrow Agreement
Exhibit C              Form of Non-Competition Agreement -
                          James Smith
Exhibit D              Form of Non-Competition Agreement -
                          Chris Smith
Exhibit E              Form of Non-Solicitation Agreement -
                          Doug Smith
Exhibit F              Form of Non-Solicitation Agreement -
                          Other Employees
Exhibit G              Form of Opinion of Counsel to Purchaser

ANNEXES

Annex I                 Stockholders; Stock
Annex II                Escrow Account; Percentage Interest

SCHEDULES

Schedule 3.7            Title to Property; Encumbrances
Schedule 3.8            Real Property
Schedule 3.9            Intellectual Property
Schedule 3.10           Leases
Schedule 3.11           Material Contracts
Schedule 3.12           Consents and Approvals; No Violations
Schedule 3.13           Litigation
Schedule 3.14           Other Tax Matters
Schedule 3.16           Insurance
Schedule 3.18           Employment Relations
Schedule 3.19           Employee Benefit Plans
Schedule 3.20           Interests in Customers, Suppliers, etc.
Schedule 3.21           Environmental Laws and Regulations
Schedule 3.22           Bank Accounts, Powers of Attorney
Schedule 3.24           Conduct of Business
Schedule 3.25           Customer Relations
Schedule 4.5            Interests in Customers, Suppliers, etc.
Schedule 4.6            Consents and Approvals; No Violations
Schedule 6.1            Conduct of Business of the Company
Schedule 9.8            Valuation of Assets

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of March 16, 1998 by and among AMERICOMM DIRECT MARKETING, INC., a Delaware corporation (the "PURCHASER"), CARDINAL MARKETING, INC., a Florida corporation ("CARDINAL"), CARDINAL MARKETING OF NEW JERSEY, INC., a New Jersey corporation ("AFFILIATE", Affiliate and Cardinal being referred to herein collectively, as the "COMPANY"), and the stockholders of the Company listed on Annex I attached hereto (the "STOCKHOLDERS"). The Stockholders shall be referred to herein individually as a "SELLER" and collectively, as the "SELLERS."

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, each of the Sellers is the holder of the number of common shares of stock, $.10 par value, of the Company (collectively, the "STOCK") set forth opposite such Seller's name in Annex I hereto, which shares of the Sellers constitute all of the issued and outstanding shares of the capital stock of the Company;

     WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, the Stock pursuant to this Agreement; and

     WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, the Purchaser shall own all of the outstanding shares of capital stock of the Company.

     NOW, THEREFORE, IT IS AGREED:


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

     ss.1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Affiliate" shall have the meaning specified in the preamble to this Agreement.

     "Aggregate  Closing  Payment"  shall have the meaning  specified in Section
2.2.

     "Agreement" shall mean this Agreement, as amended, modified or supplemented from time to time.

     "Balance Sheet" shall have the meaning specified in Section 3.5.

     "Balance Sheet Date" shall have the meaning specified in Section 3.5.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

     "Cardinal" shall have the meaning specified in the preamble to this Agreement.

     "Claim" shall have the meaning specified in Section 10.3

     "Closing" shall have the meaning specified in Section 2.5.

     "Closing Date" shall have the meaning specified in Section 2.5.

     "Closing Net Working  Capital  Amount" shall have the meaning  specified in
Section 2.3.

     "Closing Net Working Capital Statement" shall have the meaning specified in
Section 2.3.

     "Code" shall have the meaning specified in Section 3.14.

     "Common Stock" shall have the meaning specified in Section 3.2.

     "Company" shall have the meaning specified in the preamble to this Agreement.

     "Company Property" shall have the meaning specified in Section 3.21.

     "Damages" shall have the meaning specified in Section 10.2.

     "Employee Benefit Plans" shall have the meaning specified in Section 3.19.

     "Encumbrances" shall have the meaning specified in Section 3.7.

     "Environmental Claims" shall have the meaning specified in Section 3.21.

     "Environmental Law" shall have the meaning specified in Section 3.21.

     "ERISA" shall have the meaning specified in Section 3.19.

     "Escrow Account" shall have the meaning specified in Section 2.2.

     "Escrow Agent" shall have the meaning specified in Section 2.2.

     "Escrow Agreement" shall have the meaning specified in Section 7.11.

     "Financial Statements" shall have the meaning specified in Section 3.5.

     "Hazardous Materials" shall have the meaning specified in Section 3.21.

     "Indemnified Party" shall have the meaning specified in Section 10.3.

     "Indemnifying Party" shall have the meaning specified in Section 10.3.

     "Intellectual Property" shall have the meaning specified in Section 3.9.

     "Material Adverse Effect" shall have the meaning specified in Section 3.1.

     "Notice of Objection" shall have the meaning specified in Section 2.3.

     "Overlap Period" shall have the meaning specified in Section 9.2.

     "Permitted Encumbrances" shall have the meaning specified in Section 3.7.

     "Permitted Payments" means: so long as the Closing Net Working Capital Amount exceeds $300,000, the payment of cash distributions to the Sellers at or prior to Closing, provided that each of the Sellers shall be expected to pay their income tax obligations of such Seller resulting from the Company's status as an "S" corporation.

     "Person" shall have the meaning specified in Section 3.11.

     "Post-Closing Period" shall have the meaning specified in Section 9.7.

     "Pre-Closing Period" shall have the meaning specified in Section 3.14.

     "Purchase Price" shall have the meaning specified in Section 2.4.

     "Purchaser" shall have the meaning specified in the preamble to this Agreement.

     "Real Property" shall have the meaning set forth in Section 3.8.

     "Returns" shall have the meaning specified in Section 3.14.

     "Seller" shall have the meaning specified in the preamble to this Agreement.

     "Sellers' Representative" shall have the meaning specified in Section 9.1.

     "Stock" shall have the meaning specified in the preamble to this Agreement.

     "Tax Matter" shall have the meaning specified in Section 9.2.

     "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     "Working Capital  Arbitrator"  shall have the meaning  specified in Section
2.3.

     "Working Capital Assets" shall have the meaning specified in Section 2.3.

     "Working Capital Liabilities" shall have the meaning specified in Section 2.3.

                                   ARTICLE II

                                PURCHASE OF STOCK
                                -----------------

     ss.2.1 Purchase of Stock. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from each of the Sellers on the Closing Date and each of the Sellers agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, the shares of Stock so owned by such Seller. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by each such Seller transferring the same to the Purchaser with all necessary transfer tax and other revenue stamps, acquired at the Sellers' expense, affixed and cancelled. Each Seller agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Stock owned by such Seller or with respect to the stock power accompanying any such certificates.

          ss.2.2 Price. In full consideration for the sale by the Sellers of the Stock to the Purchaser, the Purchaser shall pay at the Closing to the Sellers an amount equal to $4,000,000 less (i) $100,000 representing payment for the option granted pursuant to the Stock Purchase Agreement dated November 12, 1998 by and among the parties hereto, (ii) any payments required to be made by the Company after the Closing as a result of the transactions contemplated by this Agreement pursuant to the terms of the Agreement with Stanton Kane dated December 23, 1987 and the Agreement with Richard Demers dated July 10, 1997 and (iii) any severance payments required to be paid by the Company to Doug Smith on or after the Closing (such amount, the "AGGREGATE CLOSING PAYMENT") in the following manner:

          (a) by wire transfer in immediately available funds to the escrow agent (the "ESCROW AGENT") to be held in an escrow account (the "ESCROW ACCOUNT") pursuant to the provisions of the Escrow Agreement as contemplated by
Section 10.2(e) hereof, an amount equal to $500,000 representing the sum of that portion of the Aggregate Closing Payment to be placed and held in the Escrow Account by the Sellers in accordance with the percentages set forth on Annex II hereto; and

          (b) by wire transfer in immediately available funds to the Sellers the balance of the Aggregate Closing Payment in accordance with the percentages set forth opposite such Seller's name on Annex II hereof to the account specified by each of the Sellers to the Purchaser at least two Business Days prior to the Closing.

     ss.2.3 Working Capital  Adjustment.  (a) Closing Working Capital Statement.
(i) As soon as practicable (but in no event later than 45 days after the Closing
Date), the Sellers' Representative shall prepare and deliver to the Purchaser a proposed closing net working capital statement of the Company as of the close of business on the Closing Date (the "CLOSING NET WORKING CAPITAL STATEMENT"). The Closing Net Working Capital Statement will reflect the Working Capital Assets, the Working Capital Liabilities and the Closing Net Working Capital Amount as of the close of business on the Closing Date and will be prepared on a basis consistent with the preparation of the Balance Sheet. For purposes hereof, "WORKING CAPITAL ASSETS" shall mean the current assets of the Company, excluding cash and short term investments; "WORKING CAPITAL LIABILITIES" shall mean the current liabilities of the Company; and "CLOSING NET WORKING CAPITAL AMOUNT" shall mean the excess (or deficiency) of Working Capital Assets over Working Capital Liabilities as of the close of business on the Closing Date. It is expressly agreed and understood that amounts that have accrued and will become due to (a) Mr. J. Stanton Kane pursuant to the Incentive Bonus Agreement by and between Cardinal and Mr. J. Stanton Kane dated December 29, 1994, (b) Mr. Richard Demers pursuant to the Incentive Bonus Agreement by and between Cardinal and Mr. Richard Demers dated December 29, 1994, and (c) Mr. James Branam pursuant to the Incentive Bonus Agreement by and between Cardinal and Mr. James Branam dated December 29, 1994 (Mr. J. Stanton Kane, Mr. Richard Demers and Mr. James Branam collectively the "INCENTIVE BONUS EMPLOYEES") if such Incentive Bonus Employee remains employed by Cardinal through and including March 31, 1998 shall not be included in the calculation of Working Capital Liabilities.

          (ii) If the Purchaser does not object to the determination by the Sellers' Representative of the proposed Closing Net Working Capital Amount by written notice of objection (the "NOTICE OF OBJECTION") delivered to the Sellers' Representative within 30 days after the Purchaser's receipt of such statement, such Notice of Objection to describe in reasonable detail the Purchaser's proposed adjustments to the Closing Net Working Capital Amount, the proposed Closing Net Working Capital Statement shall be deemed final and binding.

          (iii) If the Purchaser delivers a Notice of Objection in respect of the Closing Net Working Capital Amount, then any dispute shall be resolved in accordance with paragraph (b) of this Section 2.3.

          (iv) During the period that the Purchaser's advisors and personnel are conducting their review of the determination of the Closing Net Working Capital Amount, and subsequent to issuance of the Closing Net Working Capital Statement, the Purchaser and its representatives shall have reasonable access during normal business hours to the workpapers, schedules, memoranda, and all of the documents prepared or reviewed by the Sellers' Representative and its representatives and all other books and records and information, in each case related to or arising in connection with the preparation of the Closing Net Working Capital Statement and the determination of the Closing Net Working Capital Amount and in each case to the extent that such books, records and information are not in Purchaser's custody and control. The Sellers agree in good faith to use all commercially reasonable efforts to provide such information and access described in this
Section 2.3(a)(iv). To the extent any of such workpapers, schedules, memoranda and other documents, books and records are in the control of the Purchaser after the Closing, the Purchaser agrees to grant the Sellers and their representatives reciprocal access rights for the purpose of calculating the Closing Net Working Capital Amount.

          (b) Resolution of Disputes. (i) If the Purchaser has delivered a Notice of Objection pursuant to Section 2.3(a)(ii), then the Purchaser, on the one hand, and the Sellers' Representative, on the other hand, shall promptly endeavor to agree upon the Closing Net Working Capital Amount. In the event that a written agreement as to the Closing Net Working Capital Amount has not been reached within 30 days after the date of receipt by the Sellers' Representative from the Purchaser of the Notice of Objection, then the determination of the Closing Net Working Capital Amount may be submitted by written notice by the Purchaser or the Sellers' Representative to KPMG Peat Marwick or another nationally recognized accounting firm mutually acceptable to the Sellers, on the one hand, and the Purchaser, on the other hand (the "WORKING CAPITAL ARBITRATOR").

          (ii) Within 45 days of the submission of any dispute concerning the determination of the Closing Net Working Capital Amount to the Working Capital Arbitrator, the Working Capital Arbitrator shall render a decision in accordance with this paragraph (b) hereof along with a statement of reasons therefor. The decision of the Working Capital Arbitrator shall be final and binding upon the parties hereto.

          (iii) The fees and expenses of the Working Capital Arbitrator for any determination under this paragraph (b) shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand.

          (iv) Nothing herein shall be construed to authorize or permit the Working Capital Arbitrator to determine (i) any question or matter whatever under or in connection with this Agreement except the determinations of what adjustments, if any, must be made in one or more of the items reflected in the Closing Net Working Capital Statement delivered by the Sellers in order for the Closing Net Working Capital Amount to be determined in accordance with the provisions of this Agreement, or (ii) a Closing Net Working Capital Amount that is not equal to one of, or between, the Closing Net Working Capital Amount as proposed by the Purchaser and the Closing Net Working Capital Amount as proposed by the Sellers. Nothing herein shall be construed to require the Working Capital Arbitrator to follow any rules or procedures of any arbitration association.

     ss.2.4 Purchase Price. (a) Upon the final determination of the Closing Net Working Capital Amount, the parties shall make the following adjustments to the Aggregate Closing Payment (the Closing Payment, as so adjusted, the "PURCHASE PRICE"):

          (i) If the Closing Net Working Capital Amount exceeds $300,000, then the Aggregate Closing Payment shall be increased by the amount of such excess.

          (ii) If the Closing Net Working Capital Amount is less than $300,000, then the Aggregate Closing Payment shall be decreased by the amount of such deficiency. (b) Any adjustment required pursuant hereto shall be paid, if pursuant to Section 2.4(a)(i), by the Purchaser or, if pursuant to Section 2.4(a)(ii), the Seller (determined for each Seller by multiplying the total payment by the percentage of the issued and outstanding capital stock of the Company owned by such Seller immediately prior to Closing) by wire transfer in immediately available funds together with interest on the amount of such adjustment from the Closing Date to the date of payment thereof at a per annum rate equal to the "prime lending rate" as published in The Wall Street Journal on the Closing Date. Such payment shall be made on such of the following dates as may be applicable: (A) if the Purchaser shall have not objected to the preparation of the Closing Net Working Capital Statement, the earlier of (1) 35 days after delivery to the Purchaser of the Closing Net Working Capital Statement or (2) 5 days after the Purchaser has indicated that it has no objections to the preparation of the Closing Net Working Capital Statement, or
(B) if the Purchaser shall have objected to such preparation, within 5 days following final agreement or decision with respect to the Closing Net Working Capital Statement as provided above.

     ss.2.5 Closing. The purchase and sale referred to in Section 2.1 (the "CLOSING") shall take place at 10:00 A.M. at the offices of Ruden, McClosky, Smith, Schuster & Russell P.A., Fort Lauderdale, Florida on March 16, 1998. Such date is herein referred to as the "CLOSING DATE".


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     ss.3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

     ss.3.1 Existence and Good Standing. Cardinal is A corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Affiliate is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification or license necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, financial condition or results of operations of the Company (a "MATERIAL ADVERSE EFFECT").

     ss.3.2 Capital Stock. Cardinal has an authorized capitalization consisting of 75,000 shares of common stock, par value $.10 per share (the "COMMON STOCK"), of which 8,423 shares are issued and outstanding. Affiliate has an authorized recapitalization consisting of 75,000 shares of Common Stock, no par value per share, of which 100 shares are issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company.

     ss.3.3 Authorization and Validity of this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized and approved by its Board of Directors and by the holders of a requisite amount of the Stock and no other corporate action on the part of the Company or action by the stockholders of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming due execution of this Agreement by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     ss.3.4 Subsidiaries and Investments. The Company does not own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     ss.3.5 Financial Statements; No Material Changes. (a) The Company has heretofore furnished the Purchaser with unaudited combined balance sheets of Cardinal and Affiliate for the years ended December 31, 1995, December 31, 1996 and December 31, 1997, together with related combined statements of income, retained earnings and cash flows and related supplementary information for each of the Florida and New Jersey operations and for the Florida and New Jersey operations combined for the fiscal years then ended (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present in all material respects the financial position of each of Cardinal and Affiliate at the respective dates thereof, and the results of the operations and cash flows of each of Cardinal and Affiliate for the respective periods indicated. The Financial Statements of each of Cardinal and Affiliate dated December 31, 1997, is hereinafter referred to as the "BALANCE SHEET" and December 31, 1997, is hereinafter referred to as the "BALANCE SHEET DATE."

     (v) Since December 31, 1997, there has been no (i) material adverse change in the business, operations, financial condition or results of operations of Cardinal or Affiliate (except for adverse changes resulting from the loss of the Company's customer "Wachovia Bank Card Services") or (ii) material damage, destruction or loss to any asset or property, tangible or intangible, of Cardinal or Affiliate which materially affects the ability of Cardinal or Affiliate to conduct its business.

     ss.3.6 Books and Records. The minute books of the Company, as previously made available to the Purchaser and its representatives, contain materially accurate records of all meetings of, and corporate actions taken by (including action taken by written consent), the respective shareholders and Board of Directors of the Company. At Closing all of the books and records of the Company will be in the possession of the Company.

     ss.3.7 Title to Properties;  Encumbrances.  Except as set forth on Schedule
3.7 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, the Company has good title to its material properties and assets (real and personal, tangible and intangible), including, without limitation, the material properties and assets reflected in the Balance Sheet, subject to no encumbrance, lien, charge or other restriction of any kind or character ("ENCUMBRANCES"), except for (i) Encumbrances reflected in the Balance Sheet, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances arising by operation of law and (iv) Encumbrances described on Schedule 3.7 attached hereto (Encumbrances of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as "PERMITTED ENCUMBRANCES").

     ss.3.8 Real Property. Schedule 3.8 attached hereto contains an accurate and complete list of all real property owned in whole or in part by the Company (the "REAL PROPERTY") and identifies the nature of the activities conducted on such property. With respect to all of the buildings, structures and appurtenances situated on the Real Property, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course consistent with past practice. None of such buildings, structures or appurtenances, nor the operation or maintenance thereof, violates any restrictive covenant or encroaches, on any property owned by others, except for such violations, encumbrances or encroachments which would not have a Material Adverse Effect.

     ss.3.9 Intellectual Property. The Company possesses all patents, trade names, trademarks, service marks and copyrights necessary for the ownership of its properties and the conduct of its business as presently conducted (collectively, the "INTELLECTUAL PROPERTY"). All Intellectual Property is set forth on Schedule 3.9 attached hereto. To the best of the Company's knowledge, all Intellectual Property is valid and subsisting and the Company has received no written notice of any event, inquiry, investigation or proceeding threatening the validity of any such Intellectual Property.

     ss.3.10 Leases. Schedule 3.10 attached hereto contains a list of all leases or sub-leases to which the Company is a party requiring an annual aggregate payment of at least $10,000. Except as otherwise set forth in Schedule 3.10 attached hereto, each lease or sub-lease set forth in Schedule 3.10 is in full force and effect; all rents and additional rents due to date from the Company on each such lease or sub-lease have been paid; the Company has not received notice that it is in material default under any such lease or sub-lease; and, to the knowledge of the Company, there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company under such lease or sub-lease.

     ss.3.11  Material  Contracts.  Except  as set  forth on  Schedule  3.10 and
Schedule 3.11 attached hereto, the Company neither has nor is bound by (a) any agreement, contract or commitment that involves the performance of services or the delivery of goods and/or materials by it of an amount or value in excess of $10,000 or for a duration in excess of six months in the case of the performance of services, (b) any agreement, contract or commitment not in the ordinary course of business, (c) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock, (d) any agreement, contract or commitment relating to capital expenditures or dispositions of assets in excess of $10,000, (e) any agreement, indenture or instrument relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), (f) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "PERSON"), any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (excluding intercompany accounts with Affiliate),
(g) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business), (h) any management service, consulting or any other similar type of contract, (i) any agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person, (j) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company other than in the ordinary course of business, or (k) any amendment, modification or supplement in respect of any of the foregoing. Except as otherwise set forth on Schedule 3.11, each contract or agreement set forth on Schedule 3.11 is in full force and effect and there exists no material default or event of default or to the knowledge of the Company, event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder.

     ss.3.12  Consents  and  Approvals;  No  Violations.  Except as set forth in
Schedule 3.12 attached hereto, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the Certificate of Incorporation or By-laws of the Company, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Company is bound or by which any of its respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Company is a party, or by which it or any of their respective properties or assets may be bound, except, in the case of clauses (c) and (d), for such filing, permit, consent or approval, the absence of which, and violations, breaches, defaults, conflicts and encumbrances which, in the aggregate would not have a Material Adverse Effect.

     ss.3.13 Litigation. Except as set forth on Schedule 3.13 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company or its properties or rights which could materially and adversely affect the right or ability of the Company to carry on its business as now conducted, or which could have a Material Adverse Effect; and the Company knows of no valid basis for any such action, proceeding or investigation. The Company is subject to no judgment, order or decree entered in any lawsuit or proceeding which could reasonably be likely to have a Material Adverse Effect.

     ss.3.14 Taxes. (a) Tax Returns. The Company has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("RETURNS") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all liability for Taxes of the Company for the periods covered thereby.

     (b) Payment of Taxes. All material Taxes and Tax liabilities of the Company for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("PRE-CLOSING PERIODS") have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of the Company in accordance with generally accepted accounting principles consistently applied.

     (c) Other Tax Matters. (i) Schedule 3.14 attached hereto sets forth (A) each taxable year or other taxable period of the Company for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state, locality or other jurisdiction is currently in progress (or scheduled as of the Closing Date to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to Federal income taxes of the Company has been finally completed and the disposition of such audits or examinations, (C) the taxable years or other taxable periods of the Company which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (D) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Company which have been proposed or assessed by any taxing authority and (E) a list of all notices received by the Company from any taxing authority relating to any issue which could affect the Tax liability of the Company, which issue has not been finally determined and which, if determined adversely to the Company, could result in a Tax liability.

          (ii) The Company has not been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

          (iii) All Taxes which the Company is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (iv) The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE").

          (v) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company or any predecessor or affiliate thereof and any other party (including the Sellers and any predecessor or affiliate thereof) pursuant to which the Purchaser or the Company could be liable for any Taxes or other claims of any party.

          (vi) The Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state, locality or other jurisdiction.

          (vii)  No   indebtedness   of  the  Company   consists  of  "corporate
acquisition indebtedness" within the meaning of Section 279 of the Code.

     (d) Cardinal has made a valid S election under Section 1361 of the Code. With respect to Cardinal, such election was made on December 23, 1986 and was effective as of the year commencing January 1, 1987. Cardinal has also made all such elections required under any analogous provisions of state or local law. Cardinal will continue to be a valid S corporation through the Closing Date and Sellers will be eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the stock of Cardinal pursuant to this Agreement.

     (e) Affiliate has made a valid S election under Section 1361 of the Code. With respect to Affiliate, such election was made on December 19, 1996 and was effective as of the year commencing January 1, 1997. Affiliate will continue to be a valid S corporation through the Closing Date for the purposes of federal income taxation and Sellers will be eligible to make the an election under
Section 338(h)(10) of the Code with respect to the sale of the stock of Affiliate pursuant to this Agreement. Affiliate has not made any such analogous election under New Jersey law, therefore, Affiliate is not treated as an S corporation for New Jersey income tax purposes.

     ss.3.15 Liabilities. Other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business, the Company has no outstanding material claims, liabilities or indebtedness, contingent or otherwise, except (i) as set forth in the Balance Sheet and (ii) future obligations under executory contracts of the Company entered into in the ordinary course of business which obligations will not have a Material Adverse Effect.

     ss.3.16 Insurance. Schedule 3.16 contains an accurate and complete summary description of all policies of property, fire and casualty, product liability, workers compensation and other forms of insurance owned or held by the Company. The Company has not received (i) any notice of cancellation of any policy described in such Schedule or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of the Company with its insurers or in the premiums payable pursuant to such policies.

     ss.3.17 Compliance with Laws. The Company is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a Material Adverse Effect.

     ss.3.18 Employment Relations. (a) The Company is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice;

     (b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board;

     (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company;

     (d) the Company is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company; and

     (e) except as provided on Schedule 3.18, no claim in respect of the employment of any employee has been asserted or, to the knowledge of the Company, threatened, against the Company.

     ss.3.19  Employee  Benefit Plans.  (a) List of Plans. Set forth in Schedule
3.19 attached hereto is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any predecessors to the Company and all employers (whether or not incorporated) that are by reason of common control treated together with the Company and/or the Sellers as a single employer (i) within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "CODE") or (ii) as a result of the Company and/or any of the Sellers being or having been a general partner of any such employer), since September 2, 1974 ("EMPLOYEE BENEFIT PLANS").

     (b) Status of Plans. Each Employee Benefit Plan complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. The Company has no commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under
Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

     (c) No Pension Plans. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. The Company has never maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

     (d) Liabilities. The Company does not maintain any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of
Section 601 of ERISA and Section 4980B(f) of the Code and the Company is not subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. The Company does not maintain any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for post-employment or retiree health, life and/or other welfare benefits and having unfunded liabilities, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. The Company does not maintain any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed. The Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

     The Company has not incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

     There are no actions, suits or claims pending, or, to the best knowledge and belief of the Company and the Sellers, threatened, anticipated or expected to be asserted against any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

     (e) Contributions. Full payment has been made of all amounts which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Sellers and the Company no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

     (f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under
Section 501(a) of the Code has been determined to be so exempt by the Internal Revenue Service. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

     (g) Transactions. Neither the Company nor any of its directors, officers, employees or, to the best knowledge and belief of the Sellers and the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

     (h) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

     (i) Documents. The Sellers have delivered or caused to be delivered to Purchaser and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

     ss.3.20  Interests in  Customers,  Suppliers,  etc.  Except as set forth on
Schedule 3.20 attached hereto, neither the Sellers nor any officer or director of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this
Section 3.20.

     ss.3.21 Environmental Laws and Regulations. Except as set forth on Schedule
3.21 and except for that which would not have a Material Adverse Effect:

     (a) Hazardous Materials (as hereinafter defined) have not been generated, used, treated or stored on, transported to or from, or released or disposed on any Company Property (as hereinafter defined), by or on behalf of the Company, or, to the best knowledge of the Company, any property adjoining, adjacent to or in the vicinity of any Company Property, except in compliance with Environmental Laws.

     (b)  The  Company  is  in   compliance   in  all  material   respects  with
Environmental Laws (as hereinafter defined) and the requirements of permits issued under such Environmental Laws with respect to any Company Property.

     (c) There are no pending or, to the knowledge of the Company, threatened Environmental Claims (as hereinafter defined) against the Company or any Company Property.

     (d) There are no facts, circumstances, conditions or occurrences regarding the Company's past or present business or operations or any Company Property or former Company Property, or, to the knowledge of the Company, any property adjoining or in the vicinity of any Company Property, that could reasonably be anticipated (i) to form the basis of an Environmental Claim against the Company or any Company Property or assets, or (ii) to cause the Company Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

     (e) To the knowledge of the Company there are not now and there have never been any underground storage tanks located on any Company Property or on any property adjoining or adjacent to any Company Property.

     (f) For purposes of this Section 3.21 the following definitions shall apply:

     "COMPANY PROPERTY" means any real property and improvements owned, leased, used, operated or occupied by the Company.

     "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

     "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. ss. 1101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.651 et seq.; and their state and local counterparts and equivalents; in each case, as amended.

     "ENVIRONMENTAL CLAIMS" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law, including (a) Environmental Claims by any governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     ss.3.22 Bank Accounts, Powers of Attorney. Set forth on Schedule 3.22 attached hereto is an accurate and complete list showing (a) the name and address of each bank in which the Company has a material account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company.

     ss.3.23 Compensation of Employees. The Company has previously provided the Purchaser with an accurate and complete list for fiscal year 1997 showing the names of all persons employed by the Company who received more than $50,000 in 1997 cash compensation (including, without limitation, salary, commission and bonus) and who are expected to be employed by the Company on the Closing Date. Such list sets forth the present salary or hourly wage, total in 1997 and expected 1998 cash compensation (including, without limitation, salary, commission and bonus) and fringe benefits, of each such person.

     ss.3.24 Conduct of Business. Except as disclosed on Schedule 3.24 attached hereto and except as expressly contemplated by this Agreement, since June 30, 1997, the Company has taken no action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the Company's agreements set forth in Section 6.1.

     ss.3.25 Customer Relations. Except as set forth on Schedule 3.25 attached hereto, the Company has not, since December 31, 1996, received oral or written notice from any of the top ten customers of the Company (based on 1996 revenues of the Company) that any such customer intends to reduce the volume or dollar amount of purchases from the Company.

     ss.3.26 Condition of Assets. The assets and properties utilized in and material to the conduct of the Company's business, whether owned or leased, are in the aggregate in good operating condition and repair (normal wear and tear excepted) and, with the exception that the Company believes that the premises on which the Company operates need to be expanded, are suitable for the purposes for which they are presently being used.

     ss.3.27 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Company or the Sellers, including, without limitation, The Platinum Group, Inc., is, or will be, entitled to any commission or broker's or finder's fees from the Company, or from any Person controlled by or under common control with the Company, in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                  ---------------------------------------------

     ss.4. Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Purchaser as follows:

     ss.4.1 Ownership of Stock. Such Seller is the lawful owner of the shares of Stock listed opposite such Seller's name on Annex I hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. Such Seller has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey such shares of Stock so owned by such Seller pursuant to this Agreement, and the delivery to the Purchaser of such shares of Stock pursuant to the provisions of this Agreement will transfer to the Purchaser good title thereto, free and clear of all Encumbrances. The shares of Stock listed on Annex I hereto constitute all of the outstanding capital stock of Cardinal and Affiliate.

     ss.4.2  Authorization  and  Validity  of  Agreement.  Such  Seller  has the
requisite power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by such Seller hereby and thereby. This Agreement has been, and at the Closing the Escrow Agreement will be, duly executed and delivered by each of the Sellers and, assuming the due execution of this Agreement and the Escrow Agreement by the Purchaser, this Agreement is, and at the Closing the Escrow Agreement will be, a valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its respective terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     ss.4.3 Restrictive Documents. Such Seller is not subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would prevent consummation by such Seller of the transactions contemplated by this Agreement.

     ss.4.4 Broker's or Finder's Fees. Except for The Platinum Group, Inc., no agent, broker, person or firm acting on behalf of such Seller is, or will be, entitled to any commission or broker's or finder's fees from such Seller in connection with any of the transactions contemplated by this Agreement.

     ss.4.5  Interests  in  Customers,  Suppliers,  etc.  Except as set forth on
Schedule 4.5, neither such Seller nor, to the best knowledge of such Seller, any other officer or director of the Company, possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 of 5% or less of any class of such securities shall not be deemed to be an ownership interest for purposes of this Section 4.5.

     ss.4.6  Consents and Approvals;  No Violations.  Except (i) as set forth in
Schedule 4.6 attached hereto and (ii) for any applicable state or federal securities laws, the execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby (a) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Sellers are bound, and (b) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person.


                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

     ss.5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company and each of the Sellers as follows:

     ss.5.1 Existence and Good Standing; Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by the Purchaser and, assuming the due execution of this Agreement by the Company and each of the Sellers, is a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     ss.5.2 Restrictive Documents. The Purchaser is not subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would prevent consummation by it of the transactions contemplated by this Agreement.

     ss.5.3 Purchase for Investment. The Purchaser will acquire the Stock for its own account for investment and not with a view toward any resale or distribution thereof; provided, however, that the disposition of the Purchaser's property shall at all times remain within the sole control of the Purchaser.

     ss.5.4 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from the Sellers in connection with any of the transactions contemplated by this Agreement.

     ss.5.5 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser is bound, and (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person.


                                   ARTICLE VI

                     TRANSACTIONS PRIOR TO THE CLOSING DATE
                     --------------------------------------

     ss.6.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations only according to its ordinary and usual course of business; use its reasonable efforts to preserve intact its business organizations, keep available the services of its officers and employees and maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it; confer with the Purchaser concerning operational matters of a material nature and report periodically to the Purchaser concerning the business, operations and finances of the Company. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Purchaser or, in the case of clause (g) of this Section 6.1, except to the extent dollar amounts described therein constitute Permitted Payments or as set forth on Schedule 6.1, and except as is otherwise permitted or required by this Agreement, the Company shall, (a) refrain from amending or modifying its Certificate of Incorporation or By-Laws from its form on the date of this Agreement, (b) refrain from paying or increasing any bonuses, salaries, or other compensation to any director, officer, employee or stockholder (excluding distributions covered by clause (g) below) or entering into any employment, severance, or similar agreement with any director, officer, or employee other than, in each case, in the ordinary course of business consistent with past practice, (c) refrain from the adopting or increasing of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees, (d) refrain from entering into any material contract or commitment except material contracts and commitments in the ordinary course of business consistent with past practice, (e) refrain from incurring any indebtedness for borrowed money or capital leases, (f) refrain from cancelling or waiving any claim or right of substantial value which individually or in the aggregate is material, (g) refrain from declaring or paying any dividends or other distributions in respect of its capital stock or redeeming, purchasing or otherwise acquiring any of its capital stock, (h) refrain from making any material change in accounting methods or practices, except as required by law or generally accepted accounting principles, (i) refrain from issuing or selling any shares of capital stock or any other securities, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of its capital stock or any other securities, or making any other changes in its capital structure, (j) refrain from selling, leasing or otherwise disposing of any material asset or property, including, without limitation, entering into any new lease or modifying any existing lease, (k) refrain from entering into any commitment for the making of a capital expenditure, except in the ordinary course of business consistent with past practice provided that no capital expenditure or commitment for the making of a capital expenditure shall be made for new hardware systems for the Affiliate, (l) refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material and (m) refrain from agreeing in writing to do any of the foregoing.

     ss.6.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the termination of this Agreement and the Closing Date, none of the Sellers, any of the Sellers' respective affiliates, the Company or any officer or director of the Company shall take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser, concerning any purchase of any capital stock of the Company or any merger, asset sale or similar transaction involving the Company.

     ss.6.3 Review of the Company. The Purchaser may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and its financial and legal condition to the extent the Purchaser or its representatives deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company in this Agreement or the remedies of the Purchaser for breaches of those representations and warranties. The Company shall permit the Purchaser and its representatives to have, after the date of execution of this Agreement, full access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as the Purchaser shall from time to time reasonably request. The Company shall deliver or cause to be delivered to the Purchaser such additional instruments, documents, certificates and opinions as the Purchaser may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached hereto and (b) consummating or evidencing the transactions contemplated by this Agreement.

     ss.6.4 Reasonable Efforts. Each of the Company, the Sellers and the Purchaser shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations, and to deliver or cause to be delivered such additional instruments, documents, certificates and opinions as requested, in each case to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby.

     ss.6.5 Monthly Financial Statements. The Company has furnished the Purchaser with an unaudited balance sheet of each of Cardinal and Affiliate as of the last day of each calendar month from July 1, 1997 through December 31, 1997 and shall furnish the Purchaser with an unaudited balance sheet of each of Cardinal and Affiliate as of the last day each calendar month from January 1, 1998 through the Closing Date as soon as practicable following the end of such calendar month, in each case together with related statements of income, retained earnings and cash flows for the month then ended. Each monthly statement has fairly presented, and shall fairly present, in all material respects the financial position of each of Cardinal and Affiliate as of the date indicated and the results of operations and cash flows for the period indicated.


                                   ARTICLE VII

                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS
                    -----------------------------------------

     ss.7. Conditions to the Purchaser's Obligations. The obligation of the Purchaser to purchase the Stock contemplated by this Agreement is conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

     ss.7.1 Opinions of Counsel. The Company shall have furnished the Purchaser with an opinion, dated the Closing Date, of Ruden, McClosky, Smith, Schuster and Russell, to the effect set forth in Exhibit A hereto.

     ss.7.2 Good Standing and Other Certificates. The Purchaser shall have received (a) copies of the charter, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company, (b) a certificate from the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company to the effect that the Company is in good standing and listing all charter documents of the Company on file, (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State and (d) a copy of the By-Laws of the Company certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

     ss.7.3 No Material Adverse Change. Prior to the Closing there shall have been no material adverse change in the business, operations, financial condition, results of operations or prospects of the Company and the Company shall have delivered to the Purchaser an officer's certificate, dated the Closing Date, to such effect.

     ss.7.4 Truth of Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the representations and warranties of the Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company and the Sellers shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     ss.7.5 Performance of Agreements. All of the agreements of the Company and the Sellers to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Company and the Sellers shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     ss.7.6 No Litigation Threatened. No action or proceedings shall have been instituted or, to the knowledge of the Company or the Sellers, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

     ss.7.7 Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any Schedule attached hereto or required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable the Purchaser to consummate the transactions contemplated hereby shall have been obtained.

     ss.7.8 Resignations. All members of the Board of Directors of the Company shall have tendered their resignation from such positions effective at the Closing.

     ss.7.9 Employment Agreements. (a) Each of Mr. Chris Smith, Mr. J. Stanton Kane and Ms. Pilar Grau shall have entered into an employment agreement with the Company on terms and conditions reasonably satisfactory to the Purchaser and each such individual.

     (b) The Company shall have used its best efforts to ensure that each of Ms. Lydia Kuhl, Mr. Richard Demers, Mr. James Branam and Ms. Cathy Herrmann have entered into an employment agreement with the Company on terms and conditions reasonably satisfactory to the Purchaser and each such individual.

     ss.7.10 FIRPTA. Each of the Sellers shall have furnished to the Purchaser, on or prior to the Closing Date, a non-foreign person affidavit required by
Section 1445 of the Code.

     ss.7.11 Escrow Agreement. The Sellers, the Purchaser and the Escrow Agent shall have entered into an escrow agreement substantially in the form of Exhibit B hereto (the "ESCROW AGREEMENT").

     ss.7.12 Non-Competition Agreements. (a) Mr. Chris Smith shall have executed a three year non-competition agreement substantially in the form of Exhibit C hereto for cash consideration of $300,000 payable as follows: (i) $100,000 upon the Closing, (ii) $100,000 on the first anniversary of the Closing, and (iii) $100,000 upon the second anniversary of the Closing.

     (b) Mr. James Smith shall have executed a three year non-competition agreement substantially in the form of Exhibit D hereto for cash consideration of $150,000 payable as follows: (i) $50,000 upon the Closing, (ii) $50,000 on the first anniversary of the Closing, and (iii) $50,000 upon the second anniversary of the Closing.

     (c) Mr. Doug Smith shall have executed an eighteen month non-solicitation agreement substantially in the form of Exhibit E hereto for cash consideration of $150,000 payable as follows: (i) $50,000 upon the Closing, (ii) $50,000 on the first anniversary of the Closing, and (iii) $50,000 upon the second anniversary of the Closing.

     (d) Each of Mr. J. Stanton Kane and Ms. Pilar Grau shall have executed a one year non-solicitation agreement substantially in the form of Exhibit F attached hereto.

     (e) The Company shall have used its best efforts to ensure that each of Mr. Richard Demers, Ms. Lydia Kuhl and Mr. James Branam have executed a one year non-solicitation agreement substantially in the form of Exhibit F attached hereto.

     ss.7.13 Broker's or Finder's Fees. The Sellers shall have paid all commission or broker's or finder's fees due from the Sellers or the Company, including to The Platinum Group, in connection with any of the transactions contemplated by this Agreement and shall indemnify and hold harmless the Company from all claims with respect to any such commission or broker's or finder's fees.


                                  ARTICLE VIII

            CONDITIONS TO THE COMPANY'S AND THE SELLERS' OBLIGATIONS
            --------------------------------------------------------

     ss.8. Conditions to the Company's and the Sellers' Obligations. The obligations of the Company and the Sellers to effect the transactions contemplated by this Agreement on the Closing Date are conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

     ss.8.1 Opinions of Counsel. The Purchaser shall have furnished the Sellers with an opinion, dated the Closing Date, of White & Case, to the effect set forth in Exhibit G hereto.

     ss.8.2 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Sellers an officer's certificate, dated the Closing Date, to such effect.

     ss.8.3 Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from government agencies that shall be required in order to permit the consummation of the transactions contemplated hereby shall have been obtained.

     ss.8.4 Performance of Agreements. All of the agreements of the Purchaser to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Sellers an officer's certificate, dated the Closing Date, to such effect.

     ss.8.5 No Litigation Threatened. No action or proceeding shall be instituted or, to the knowledge of the Purchaser, threatened before a court or other government body or any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Purchaser shall have delivered to the Sellers an officer's certificate, dated the Closing Date, to such effect.

     ss.8.6 Employment Agreements. Each of Mr. Chris Smith and Mr. J. Stanton Kane shall have entered into an employment agreement with the Company on terms and conditions reasonably satisfactory to the Company and each such individual.

     ss.8.7 Non-Competition Agreements. (a) Mr. Chris Smith shall have executed a three year non-competition agreement substantially in the form of Exhibit C hereto for cash consideration of $300,000 payable as follows: (i) $100,000 upon the Closing, (ii) $100,000 on the first anniversary of the Closing, and (iii) $100,000 upon the second anniversary of the Closing.

     (b) Mr. James Smith shall have executed a three-year non-competition agreement substantially in the form of Exhibit D hereto for cash consideration of $150,000 payable as follows: (i) $50,000 upon the Closing, (ii) $50,000 on the first anniversary of the Closing; and (iii) $50,000 upon the second anniversary of the Closing.

     (c) Mr. Doug Smith shall have executed an eighteen month non-competition agreement substantially in the form of Exhibit E hereto for cash consideration of $150,000 payable as follows: (i) $50,000 upon the Closing, (ii) $50,000 on the first anniversary of the Closing; and (iii) $50,000 upon the second anniversary of the Closing.

     (d) Mr. J. Stanton Kane shall have executed a one year non-solicitation agreement substantially in the form of Exhibit F attached hereto.


                                   ARTICLE IX

                                   TAX MATTERS
                                   -----------

     ss.9.1 Tax Returns. (a) A representative appointed by the Sellers (the "SELLERS' REPRESENTATIVE") shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns; provided, however, that such returns shall be prepared by treating items on such Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by law. The Company shall provide to the Sellers' Representative such access to the books and records of the Company as may be reasonably necessary for the Sellers' Representative to prepare the Returns. The Sellers' Representative shall provide to the Purchaser drafts of all Returns of the Company required to be prepared and filed by the Sellers' Representative under this Section 9.1(a) at least sixty (60) days prior to the due date (including extensions) for the filing of such Returns. At least forty-five (45) days prior to the due date (including extensions) for the filing of such Returns, the Purchaser shall notify the Sellers' Representative of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Purchaser may have to any items set forth on such draft Returns. The Purchaser and the Sellers through the Sellers' Representative agree to consult and resolve in good faith any such objection; it being agreed that if the Sellers' Representative and the Purchaser can not reach an agreement at least 10 days prior to the due date for the filing of such Return, the matter shall be referred to KPMG Peat Marwick or another nationally recognized accounting firm mutually acceptable to the Sellers' Representative, on the one hand, and the Purchaser, on the other hand, for resolution. The Sellers, on the one hand, and the Purchaser on the other hand, shall equally share the costs incurred in retaining such accounting firm.

     (b) Except as provided in Section 9.1(a), the Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Returns; provided, however, with respect to Returns to be filed by the Purchaser pursuant to this Section 9.1(b) for taxable periods beginning before the Closing Date and ending after the Closing Date, items set forth on such Returns shall be treated in a manner consistent with the past practices of the Company with respect to such items, unless otherwise required by law. The Purchaser shall provide to the Sellers' Representative copies of all such Returns with respect to any Overlap Period at least ten (10) days prior to the filing of such Returns. The Purchaser and the Sellers, through the Sellers' Representative, agree to consult and resolve in good faith any objection the Sellers' Representative may have to items set forth on such draft Returns; it being agreed that if the Sellers' Representative and the Purchaser can not reach an agreement at least 10 days prior to the due date for the filing of such Return, the matter shall be referred to KPMG Peat Marwick or another nationally recognized accounting firm mutually acceptable to the Sellers' Representative, on the one hand, and the Purchaser, on the other hand, for resolution. The Sellers, on the one hand, and the Purchaser on the other hand, shall equally share the costs incurred in retaining such accounting firm.

     ss.9.2 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date shall be apportioned between the Pre-Closing Period and the portion of such taxable year or other taxable period after the Closing Date (the "POST-CLOSING PERIOD") as follows: (A) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (B) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between Pre-Closing and Post-Closing Periods as though the taxable year of the Company terminated at the close of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting the timing of income and expenses. The Sellers shall be liable for the payment of all Taxes of the Company which are attributable to any Pre-Closing Period to the extent not included in determining the Closing Net Working Capital Amount. The Company shall be liable for the payment of all Taxes which are attributable to any Post-Closing Period.

     ss.9.3 Controversies. The Purchaser shall promptly notify the Sellers' Representative in writing upon receipt by the Purchaser or any affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "TAX MATTER"). The Sellers' Representative, at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax returns and settling audits; provided, however, that the Sellers' Representative shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Purchaser, the Company or any affiliate of the foregoing for any period ending after the Closing Date, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the "OVERLAP PERIOD") that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Sellers' Representative shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Sellers' Representative shall, in good faith, allow the Purchaser to make comments to the Sellers' Representative regarding the conduct of or positions taken in any such proceeding.

     Except as otherwise provided in this Section 9.3, the Purchaser shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all tax- able periods; provided, however, that the Purchaser shall not, and shall cause its affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld. The Purchaser shall promptly notify the Sellers' Representative in writing upon receipt by the Purchaser or any affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to an Overlap Period for which the Sellers may be liable under this Agreement. The Purchaser shall keep the Sellers'
Representative fully and timely informed with respect to the commencement, status and nature of any tax matter relating to an Overlap Period. The Purchaser shall, in good faith, allow the Sellers' Representative to make comments to the Purchaser regarding the conduct of or positions taken in any such proceeding.

     ss.9.4 Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Stock or any other transaction that occurs pursuant to this Agreement shall be borne by the Sellers.

     ss.9.5 Amended Returns. None of the Sellers, the Sellers' Representative, or the Company shall file or cause to be filed any amended Return or claims for refund without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Company will not file or cause to be filed any amended Return or claim for refund relating to any period prior to Closing or any Overlap Period without consent of Sellers' Representative which consent shall not be unreasonably withheld.

     ss.9.6 Indemnification. The Sellers jointly and sever- ally agree to indemnify, defend and hold harmless the Purchaser, its affiliates (including the Company) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-tax basis against (i) all Taxes, losses, claims and expenses (including reasonable attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to
Section 3.14 to be true and correct as of the Closing Date; (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company for all Pre-Closing Periods except to the extent that such Taxes were included as a current liability accrual in the calculations of Net Working Capital Amount and Purchaser shall remit to Sellers' Representative any refund received by Purchaser of any such taxes with respect to any Pre-Closing Period;
(iii) all Taxes imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement, including any Taxes imposed on the Purchaser of the Company pursuant to Section 1374 of the Code and any comparable provision of state or local law or otherwise as a result of a joint election under Section 338(h)(10) of the Code to treat the sale of Stock pursuant to this Agreement as an asset sale for Federal income tax purposes, and any analogous provisions of state and local law, provided, however, this indemnification shall not apply to any New Jersey corporate income tax that results from any election under the provision of New Jersey law analogous to the provisions of ss.338 of the Code, for which New Jersey corporate income tax Sellers shall have no liability. The Purchaser shall promptly give the Sellers' Representative written notice of all Taxes, losses, claims and expenses which the Purchaser has reasonably determined may give rise to a right of indemnification under this Section 9.6, including a computation of the amount of the required indemnification with sufficient detail and particularity to enable the Sellers' Representative to reasonably determine the amount of such required indemnification.

     ss.9.7 Section 338 Election. The Sellers and the Purchaser agree that at the election of the Purchaser, the Sellers and the Purchaser shall jointly complete and make an election under Section 338(h)(10) (with respect to the Company) of the Code on Form 8023-A or in such manner as may be required by rule or regulation of the Internal Revenue Service, and shall, at the election of the Purchaser, jointly make an election in the manner required under any analogous provisions of Florida law concerning the transactions contemplated by this Agreement. Purchaser shall, with the assistance and cooperation of the Seller, prepare all such Section 338(h)(10) forms required as attachments to Form 8023-A (and all forms under the analogous provisions of Florida law) in accordance with applicable Tax laws, and the Purchaser shall deliver such forms and related documents to the Seller at least sixty (60) days prior to the due date of filing. The Sellers shall deliver to the Purchaser at least thirty (30) days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and the analogous provisions of Florida law). The Purchaser and Sellers shall use their best efforts to agree, as soon as practicable after Closing but in no event later than 130 days following the Closing Date, on the computation of the modified aggregate deemed sale price ("MADSP") (as defined under Treasury Regulations).

     ss.9.8 Valuation and Allocation. Sellers and Purchaser agree that those assets set forth on Schedule 9.8 have a fair market value as set forth on such schedule. If the Purchaser elects to file a ss.338(h)(10) election pursuant to the provisions of Section 9.7, the Purchaser shall perform a valuation of assets of those assets of the Company that are not set forth on Schedule 9.8 and an allocation of the Modified Aggregate Deemed Sale Price ("MADSP") of the Company among all assets of the Company for purposes of the elections under Section 338(h)(10) of the Code and under the comparable Florida law. Purchaser shall provide Sellers with drafts of such valuation of assets and allocations of MADSP, prepared on a basis consistent with the valuation of such assets set forth on Schedule 9.8, within 15 days after the final determination of the Closing Net Working Capital Statement as provided in Section 2.3 of this Agreement. Sellers shall have 15 days to provide the Purchaser with any objections to such drafts. The valuations and allocations determined pursuant to this Section 9.8 shall be used for purposes of all relevant Tax Returns, reports and filings that are filed by Purchaser, the Company and the Sellers. Sellers shall not be liable to Purchaser for any Taxes incurred by Purchaser or the Company with respect to any Post-Closing Tax periods that directly or indirectly are attributable to any challenge by a Tax authority of the computation of allocation of the MADSP pursuant to this Section 9.8.


                                    ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                  --------------------------------------------

     ss.10.1 Survival of Representations. The respective representations and warranties of the Company, the Sellers and the Purchaser contained in this Agreement shall survive the Closing for a period of two years except for the representations and warranties of the Company contained in Sections 3.14 and 3.19, which shall survive for the applicable statute of limitations period, and the representations and warranties of the Sellers in Article IV which shall survive indefinitely.

     ss.10.2 Indemnification. (a) The Company, and after the Closing, the Sellers (jointly and severally) hereby agree to indemnify and hold the Purchaser and its officers, directors, affiliates (including, without limitation, the Company) and agents, and any successors thereto, harmless from damages, losses, costs or expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses) ("DAMAGES") incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement (without regard to any "materiality" or any "material adverse effect" exception contained therein) to be true and correct as of the Closing Date, (other than a breach of Section 3.14 with respect to Taxes which shall be governed by Section 9.6), or (ii) the breach of any covenant or agreement made or to be performed by the Sellers or the Company pursuant to this Agreement; provided, however, that neither the Company nor the Sellers shall be liable under clause (i) of this Section unless (A) such liability is caused by a breach of the representations contained in Section 4.1 or (B) the aggregate amount of Damages exceeds $125,000 and then only to the extent of such excess; provided, further, however, that the Company's and the Sellers' liability under this Section 10.2(a) shall not exceed, in the aggregate (but excluding liability caused by a breach of the representations contained in Section 4.1), the Purchase Price.

     (b) Following the Closing, each of the Sellers hereby agrees to indemnify and hold the Purchaser and its officers, directors, affiliates (including, without limitation, the Company) and agents, and any successors thereto, harmless from Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by such Seller in this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by any such Seller pursuant to this Agreement.

     (c) The Purchaser hereby agrees to indemnify and hold the Sellers harmless from Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; provided, however, that the Purchaser shall not be liable under clause (i) of this Section unless the aggregate amount of Damages exceeds $75,000 and then only to the extent of such excess; provided, further, however, that the Purchaser's liability under this Section 10.2(d) shall not exceed, in the aggregate, the Purchase Price.

     (d) The foregoing indemnification provisions and the indemnification for Taxes provided in Section 9.6 shall be the exclusive remedy for any breach of the covenants, obligations, representations or warranties set forth in this Agreement; provided, however, that the provisions of this Section 10.2(d) shall not prevent the Sellers or the Purchaser from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein.

     (e) As security for the  Sellers'  indemnity  obligations  pursuant to this
Section 10.2, but without in any way limiting the amount of such indemnity, the Sellers agree to enter into the Escrow Agreement.

     ss.10.3 Indemnification Procedure. (a) Any party seeking indemnification (the "INDEMNIFIED PARTY") from any other party (the "INDEMNIFYING PARTY") with respect to any claim, demand, action, proceeding or other matter pursuant to this Agreement (the "CLAIM") shall promptly notify the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

     (b) If any third party shall notify any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such failure to give notice. In the event that any Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party would be required to indemnify the Indemnified Party in full against any such Claim and is assuming the defense thereof:

          (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

          (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party);

          (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably); and

          (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement which (A) provides for other than monetary damages, (B) does not include a provision whereby the plaintiff or claimant in the matter unconditionally and irrevocably releases the Indemnified Party from all liability with respect thereto without any further obligation and (C) contains any admission of liability, without the written consent of the Indemnified Party (not to be withheld unreasonably); provided that if the written consent of the Indemnified Party is not required under this clause (iv), the Indemnifying Party shall give the Indemnified Party notice of its intent to settle together with the proposed terms of the settlement and the Indemnified Party shall have the right, exercisable within 10 days of receipt of such notice, to assume the defense of such action and the Indemnifying Party's liability to indemnify the Indemnified Party hereunder for such action shall be capped at the dollar amount of the monetary damages provided for in the offer to settle such action.

     (c) If no Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

     (d) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party.

                                   ARTICLE XI

                                   TERMINATION
                                   -----------

     ss.11.1 Termination. This Agreement may be terminated in writing at any time prior to the Closing:

     (a) by the mutual written consent of the Purchaser and the Sellers;

     (b) by the Purchaser, if there has been a material violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Company or the Sellers within the earlier of ten days after written notice thereof from the Purchaser or the Closing Date;

     (c) by the Sellers, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of the Company at the Closing and such violation or breach has not been waived by the Sellers or, with respect to a covenant breach, cured by the Purchaser within the earlier of ten days after written notice thereof by the Company or the Closing Date.

     ss.11.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 12.2, 12.3 and 12.5, which shall continue in full force and effect) shall terminate without further liability or obligation of either party to the other party hereunder; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions are abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder or
(ii) any knowing misrepresentation made by such party of any matter set forth herein.

                                   ARTICLE XII

                                  MISCELLANEOUS
                                  -------------

     ss.12.1 Knowledge of the Company. Where any representation or warranty made by the Company contained in this Agreement is expressly qualified by reference to its knowledge, such knowledge shall be deemed to exist if the matter is within the knowledge of any of the Sellers and/or the executive officers of the Company.

     ss.12.2 Expenses. Subject to Section 9.3, the parties hereto shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers, it being understood that all expenses of the Company incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers prior to the Closing Date.

     ss.12.3 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

     ss.12.4 Captions. The Article and Section captions useD herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     ss.12.5 Publicity. Except as otherwise required by law, none of the parties (nor any affiliates thereof) hereto shall issue, prior to the Closing, any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Sellers, on the one hand, and the Purchaser, on the other hand, to the contents and the manner of presentation and publication thereof. Except as otherwise required by law, after the Closing the Sellers shall not issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Purchaser.

     ss.12.6 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by registered or certified mail, postage prepaid, addressed as follows: if to the Purchaser, to AmeriComm Direct Marketing, Inc., Suite C150, 5775 Peachtree Dunwoody Road, Atlanta, Georgia 33342 (Facsimile Number (404) 705-9929)
Attention: Robert A. Miklas, with a copy to its counsel, White & Case, 1155 Avenue of the Americas, New York, New York 10036 (Facsimile Number (212)
354-8113),   Attention:   Frank  L.  Schiff,   Esq.;  and  if  to  the  Sellers'
Representative, to James Smith, 1050 Seminole Drive, Ft. Lauderdale, FL 33304 (Facsimile Number (954) 486- 9944), with a copy to: Ruden, McClosky, Smith, Schuster and Russell, 200 East Broward Boulevard, Suite 1500, Ft. Lauderdale, FL 33301 (Facsimile Number (954) 764-4996), Attention: Michael Krul, Esq., or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered or mailed. Notice delivered by the Purchaser to the Sellers' Representative shall constitute delivery of such notice to the Sellers.

     ss.12.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     ss.12.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     ss.12.9 Entire Agreement. This Agreement (including the schedules hereto), including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, (i) the Stock Purchase Agreement dated as of November 12, 1997 by and among the Purchaser, Cardinal, Affiliate and the Stockholders identified therein, as modified by a certain letter agreement dated January 12, 1998 from John D. Weil to James Smith, and as further modified by a certain letter dated February 5, 1998 from John D. Weil to James Smith, (ii) a certain letter dated February 25, 1998 from John D. Weil to James Smith and (iii) a certain letter dated March 2, 1998 from John D. Weil to James Smith).

     ss.12.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Purchaser, the Company and the Sellers. ss.12.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     ss.12.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     ss.12.13 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Florida, or in the United States District Court for the Southern District of Florida, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                            AMERICOMM DIRECT MARKETING, INC.


                                            By /s/ Robert B. Webster
                                              ----------------------------------
                                              Name:  Robert B. Webster
                                              Title: EVP/CFO


                                            CARDINAL MARKETING, INC.


                                            By /s/ Christopher C. Smith
                                              ----------------------------------
                                              Name:  Christopher C. Smith
                                              Title:  President


                                            CARDINAL MARKETING OF
                                            NEW JERSEY, INC.


                                            By /s/ Christopher C. Smith
                                              ----------------------------------
                                              Name:  Christopher C. Smith
                                              Title:  President


                                            /s/ James E. Smith
                                            ------------------------------------
                                            James Smith


                                            /s/ Chris Smith
                                            ------------------------------------
                                            Chris Smith


                                            /s/ Douglas C. Smith
                                            ------------------------------------
                                            Doug Smith

                                                                         ANNEX I

                               Ownership of Stock
                               ------------------

                               Cardinal                             Cardinal
                              Marketing,                          Marketing of
                                 Inc.                            New Jersey Inc.
                              ----------                         ---------------
James Smith                 6,739 shares                           80 shares

Christopher Smith             842 shares                           10 shares

Douglas Smith                 842 shares                           10 shares

                                                                       ANNEX II

Seller                                       Percentage
------                                       ----------

James Smith                                  80%

Christopher Smith                            10%

Douglas Smith                                10%